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                                                                    EXHIBIT 10.4

                          TECHNICAL SERVICES AGREEMENT

THIS TECHNICAL SERVICES AGREEMENT (THIS "AGREEMENT") IS MADE AND ENTERED INTO AS OF JANUARY 30TH, 2003 BY AND BETWEEN PRAMER S.C.A., AN ARGENTINE CORPORATION ("PRAMER"), LATIN AMERICA MEDIA DISTRIBUTION S.C.A., AN URUGUAYAN CORPORATION
(LAMD), AND CROWN MEDIA INTERNATIONAL, LLC, A DELAWARE LIMITED LIABILITY COMPANY ("CMI").

                                    RECITALS

WHEREAS, Pramer acknowledges that CMI and LAMD have entered into a license agreement (the "License Agreement"), pursuant to which CMI has given LAMD the right to represent CMI in the distribution in the Territory (as hereinafter defined) of a general entertainment television Channel currently named the "Hallmark Channel", consisting generally of 24 hours of programming, feature series, motion pictures and interstitials (the "Channel").

WHEREAS, in order to carry out the distribution, transmission and exhibition of the Channel in the Territory, CMI requires that Pramer provides to CMI certain services relating to the handling of transmission tapes and other materials, as well as services for the satellite transmission of the Channel in the Territory.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereafter set forth, the parties hereby agree as follows:

                                   AGREEMENT

1.       DEFINITIONS AND INTERPRETATION

1.1 DEFINITIONS. In this Agreement the following words and expressions shall have the following meanings:

"Affiliate" shall mean any Person that, through itself or one or more Systems, transmits the Channel to subscribers by means of a Pay Television Service in the Territory pursuant to an Affiliation Agreement issued by LAMD or CMI, whether or not such Person has actually executed a written document evidencing the Affiliation Agreement.

"Affiliation Agreement" shall mean a license or other form of permission granted by CMI or LAMD, on behalf of CMI, to an Affiliate for the purpose of authorizing such Affiliate to transmit the Channel to subscribers.

"Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in Argentina, Uruguay or Denver are authorized or obligated by law or executive order to close.

"Channel" shall have the meaning set forth in the recitals to this Agreement.

"Channel Programs" shall mean all television programs, theatrical motion pictures, made for television movies, animated shorts or features, sport programming and any other audio/visual programming acquired or produced by CMI and which are selected by CMI, in its sole discretion, and included as part of the Channel.

"Commercial/s" shall mean any paid advertising message (other than "interstitials") to promote products or services.

"Confidential Information" has the meaning set forth in Section 7.

"Exhibit"/"Exhibition" shall mean the diffusion, distribution, telecast, transmission, broadcast,


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exhibition, projection, performance or display, in whole or in part, of the
Channel.

"Home Video" shall mean prerecorded videocassettes and videodiscs and any other similar devices, now known or hereafter developed, embodying audio/visual programming intended primarily for non-public Exhibition by means of a playback device which causes a visual image to be seen.

"Interest Rate" shall mean two percent (2%) above the then prevailing annual rate of interest publicly announced by Citibank, N.A., or its successors and assigns, in the city of New York, New York, as its prime rate per annum, compounded monthly.

"Interstitial" shall mean any advertisement, promotion or other channel brand or programming identification and bumpers relating to the Channel itself or any Channel Program thereof.

"License Agreement" shall have the meaning set forth in the recitals to this Agreement.

"Mastering Material/s" shall mean those items provided by CMI and to be used in the preparation of Transmission Tapes, which include a submaster of all Channel Programs, Commercials, and Interstitial material, scripts, music and effects tracks and cue sheets, or as the parties hereto may otherwise agree.

"Pay Television Service" shall mean the television Exhibition of films or other programming to residences or commercial establishments in the Territory, by means of cable, wire or fiber of any material, satellite master antenna, single- and multi- channel multi-point distribution (so-called "MDS" and "MMDS"), DBS, DTH or other forms of direct to consumer satellite transmission, any scrambled terrestrial broadcast systems other than Exhibition by means of Standard Broadcast Television, Home Video and theatrical and non-theatrical Exhibition. Pay Television Channel shall not include pay-per-day, pay-per-view or pay-per-show Exhibition.

"Person" shall mean any individual, corporate entity, partnership, joint venture, organization or other entity, firm or governmental agency.

"Standard Broadcast Television System" shall mean the Exhibition of television channels or stations by means of non-scrambled VHF or UHF television broadcast, the video and audio portions of which are intelligibly receivable without charge (apart from amounts, if any, payable for the right to use a television set) by means of standard home roof-top or televisions antennas.

"System" shall mean a Person which utilizes a method, whether analogue or digital, of distributing Pay Television Services for reception by a television monitor in the Territory.

"Taxes" has the meaning set forth in Section 3.3.

"Territory" shall mean Mexico, Central and South America, but excluding Argentina, Uruguay and Paraguay and any areas traditionally considered part of the United States broadcast territory.

"Technical Services" shall mean the Services set forth in Section 2 of this Agreement.

"Service Fee" has the meaning set forth in Section 3.1.

"Transmission Tapes" shall mean the pre-recorded media on which Mastering Materials are recorded and which are used for the satellite transmission of the Channel to Affiliates.

2.       TECHNICAL SERVICES TO BE PROVIDED.

2.1 Upon the execution of this Agreement Pramer will provide CMI, the following resources and Services (together with the Services described in Section 2.2., 2.3. and 2.4. individually a "Technical Service" and collectively, the "Technical Services");




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         (a)      performing all necessary checks on Mastering Materials
                  provided to Pramer by or on behalf of CMI, for technical quality and timing in accordance with CMI specifications, and promptly reporting any defects or other problems to provider or licensor of the applicable Mastering Materials and to CMI;

         (b) subtitling of Mastering Materials where necessary and subject to any consents or approvals required pursuant to any applicable agreement and applicable guidelines supplied by CMI. If it is requested by CMI, the subtitles will be supplied in "screen" format. Pramer does not (nor does any third party) acquire any proprietary rights as a result of the operation of this section in relation to the Mastering Materials
                  (including any dubbed or subtitled material). Any such materials shall remain (or, immediately upon creation, shall become and thereafter remain) the property of CMI.

         (c) undertaking all Services connected with "mastering" the Mastering Materials supplied by or on behalf of CMI and all tasks (including any production and post-production Services) to prepare Transmission Tapes for the Channel, including the compilation of Channel Programs and Interstitials;

         (d) providing appropriate library space for all tape materials, and providing, in connection therewith, appropriate security facilities and personnel, and log in, log-out requirements and using commercially reasonable efforts to prevent the theft, pirating, unauthorized reception or exhibition, copying or duplication of the Mastering Materials;

         (e)      producing and distributing appropriate scheduling materials;

         (f) at the direction of CMI, providing all production and post-production Services necessary to create Interstitials (to the extent such Interstitials are not provided by CMI) and the "look" of the Channel including, without limitation, design and development of any logos, promotional material and other "filler" material. CMI shall make available to Pramer any trailers for programming included in the Channel and Interstitials using the "Hallmark" name which CMI has rights and access to for use by Pramer in preparing Interstitials and other promotional materials for the Channel. CMI shall have the right (but not the obligation) to provide Interstitials, logos and other materials to Pramer which, at the direction of CMI, shall be included in the Channel;

         (g) integrating all Mastering Materials into the Transmission Tapes for the Territory and delivering the Transmission Tapes to the uplink point for transmission as provided herein to CMI using Pramer's backhaul satellite capacity; and

         (h) providing such other Services which CMI reasonably considers to be necessary or advisable to produce the Channel in a first class manner comparable to other general entertainment programming Channels.

2.2 With the prior written consent of CMI, which shall not be unreasonably denied or insofar it is in accordance with standards provided in advance by CMI, Pramer may assign particular aspects of its Technical Services, subcontract, and/or utilize its suppliers or third parties in order to perform part of such Technical Services (current Pramer agents and suppliers to the extent previously discussed with and approved by CMI are considered to be "authorized").

2.3 Under this Services Agreement, Pramer will produce and assemble three different feeds of the Channel, one for Brazil, one for Mexico and one for Latin America, except Argentina, Uruguay and Paraguay, that shall be distributed from CMI's satellite capacity on PanamSat Pas-9 (the "CMI Transponder"). CMI will receive the feeds from Pramer's satellite capacity, encode them and uplink these feeds to the CMI Transponder for reception by the Affiliates in the Territory. CMI will be responsible for supplying the necessary decoders and other equipment needed by Affiliates in the Territory for reception of the Channel.


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For the purposes of this Agreement, a "first-class television Channel" refers, at any given time, to the quality of the Channel as transmitted in 2002 by CMI.

2.4      In order to perform the Technical Services for CMI, Pramer shall:

         (a) comply with all applicable Argentine laws, rules and regulations with respect to the Technical Services provided hereunder and, where it deems appropriate use its reasonable efforts to challenge, seek and appeal concerning, protest or seek exemption from any of the foregoing; and

         (b) promptly handle complaints and requests regarding the Technical Services from any governmental or regulatory entities and notify CMI of any such complaint or request.

2.5 CMI shall have the right to review all Channel Programming, Interstitials, logos and other materials to be used as part of the Channel (other than that supplied by CMI and Commercials). All Channel Programming (other than that supplied by CMI and Commercials), Interstitials, logos, and promotional materials, shall be developed, created and included in the Channel in accordance with guidelines, style manuals and tool kits provided by CMI.

3.       SERVICE FEES/PAYMENT.

3.1 SERVICE FEE. As compensation for Pramer's performance of the Technical Services under this Agreement, including all costs incurred in connection with the Technical Services, CMI shall pay to Pramer the service fees set forth in the Exhibit A ("Service Fees"). Payments by CMI, shall be made within 15 days after the end of each month, to the following account (which may change from time to time as notified by Pramer);

         CITIBANK N.A., NEW YORK
         111 WALL STREET, 19TH FLOOR
         NEW YORK, N.Y. 10043 U.S.A.
         ABA #021000089
         SWIFT CODE: CITIUS33
         BENEFICIARY: PRAMER S.C.A.
         BENEFICIARY ACCOUNT: 36228824

3.2 INTEREST. All past due payments in respect of the Service Fee shall bear interest at the Interest Rate from the due date of such payment to and including the date on which payment is made to Pramer in full, including such interest accrued thereon.

3.3 TAXES. Except as provided below, all payments hereunder will be made free and clear of, and without deduction or withholding for, any present or future taxes, value-added taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof on the amounts payable hereunder (but excluding, any tax imposed on or measured by the income of Pramer pursuant to the Argentinean laws such as the "Impuesto a las Ganancias" and "Impuesto a los Ingresos Brutos" taxes) and all interest, penalties or similar liabilities with respect thereto (collectively, "Taxes"). If any Taxes are so levied or imposed, CMI agrees to pay the full amount of such Taxes so that every payment of all amounts due hereunder, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein. CMI will reimburse Pramer upon its written request, for the amount of any Taxes or other amounts described above which are levied or imposed on and paid by Pramer with the approval of CMI. It is the parties position that no VAT or "Impuesto al Valor Agregado" tax is payable or need be withheld from the Service Fees and other payment hereunder since the results of the Services to be provided by Pramer will be "exported" to CMI in the United States. Notwithstanding the foregoing, if CMI is required to deduct or pay Tax with respect to any amounts payable to Pramer under this Agreement, then CMI shall provide to Pramer a certificate of deduction of tax so that Pramer can claim the relevant tax credit. If any Tax payable or

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         deductible from payments under this Agreement can be used as a tax credit against Pramer's income taxes in any jurisdiction, then CMI may make such payments after deduction of the Tax but shall increase the payments by a sufficient amount to compensate Pramer for the Tax being paid earlier than the underlying tax liability would have been payable, assuming that such an underlying liability arises in respect of the tax year in which the payment is made. In such case, at the time Pramer is able to effectively use and realize the benefits of the tax credit, the amount will be reimbursed or credited to CMI. If any Tax deductible from payments under this Agreement cannot be used as a Tax credit against Pramer's income tax or the amount of the Tax cannot otherwise be recovered by Pramer, then CMI shall increase the amount paid to such amount as shall result in the same net payment to Pramer. If CMI is required to increase the payment as described above, then Pramer agrees to co-operate at CMI's expenses in any actions reasonably required of CMI to enable CMI to attempt to recover the Tax. CMI will anticipate to Pramer any and all expenses in relation thereto. CMI shall not be obligated to provide a certificate of deduction of tax unless Pramer agrees to repay (or allow the deduction from CMI's payments to Pramer of) the amount of tax covered by such certificate once it is effectively credited or used by Pramer, however, Pramer agrees to use reasonable commercial efforts to take such tax credits where possible and pass the benefits of the credits on to CMI as provided herein.

4.       SUSPENSION OF PERFORMANCE

In addition to the provisions of Section 5 of this Agreement, in the event CMI defaults in the punctual payment of any Service Fee(s) and/or any other amount(s) due by CMI to Pramer under this Agreement including interest thereon (together with any and all reasonable expenses incurred by Pramer in enforcing its rights in connection with the collection of any Service Fee(s) and related amounts), and this default continues in effect after CMI has been provided with written notice of default and thirty (30) days to cure such default. Pramer may at its option, terminate this Agreement or suspend performance of its obligations under Section 2 hereof without any liability whatsoever. If Pramer elects to suspend such performance, the other provisions of this Agreement, including the rights and the payment obligations provided for in said Section 3 above, shall remain in effect until such time as this Agreement is terminated. Such suspension shall not be deemed a waiver of Pramer's rights hereunder, including the right subsequently to terminate this Agreement.

5.       TERM AND TERMINATION.

5.1 The term of this Agreement shall commence on March 1st, 2003 and end on December 31, 2005 (the "Term"). The Term will be automatically renewed for a two (2)-year period thereafter, unless a prior notification to the contrary by any party is served upon the other at least 90 days in advance of the expiration of the original Term.

5.2 This agreement may be terminated by either party, in the event that the License Agreement is terminated for any reason.

5.3 TERMINATION FOR CAUSE. This Agreement may be terminated by CMI or Pramer in the event of (i) any material default in, or material breach of, any of the terms and conditions of this Agreement by the other party, which default continues in effect after the defaulting party has been provided with written notice of default and sixty (60) days to cure such default; (ii) the commencement of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to any party or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect, that authorizes the reorganization or liquidation of such party or its debt or the appointment of a trustee, receiver, liquidator custodian or other similar official of it or any substantial part of its property, (iii) the consent of any of the party to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or (iv) the making by any of the parties of a general assignment for the benefit of creditors; or any of the parties becoming insolvent; or any party taking any corporate action to authorize any of the foregoing. In the event of any termination

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         this Agreement for any reason by either party, all information, documentation, Mastering Materials, Transmission Tapes and other materials relating to the Technical Services, Channel Programming, Interstitials, Commercials and operation of the Channel in the possession or control of Pramer, will be immediately returned to CMI.

6. FORCE MAJEURE. None of the parties hereto shall be considered in default or liable for any delay or failure to perform any provision of this Agreement, if such delay or failure arises out of an Act of God, acts of public enemy, war, freight embargoes, quarantine restrictions, unusually severe weather conditions, fires, insurrection, riot or unavailability of material, utilities and fuel shortages, strikes, and other causes beyond the reasonable control of the party undergoing the force majeure conditions. The party who has been so affected shall promptly give written notice to the other parties and shall use its best efforts to resume performance. Upon receipt of such notice, all obligations under this Agreement, shall be immediately suspended for the duration of such force majeure conditions except for CMI's responsibility to make payments of accrued Channel Fee(s) and related amounts. If the Force Majeure continues for a period in excess of 15 days, the party whose performance has not been affected may terminate this Agreement immediately without further liability.

7. CONFIDENTIALITY. All reports and other proprietary data and material supplied by any party hereto that are labeled as "Confidential" are and shall remain the property of such party (the "Confidential Information"). The parties agree that the Confidential Information shall not be disclosed to anyone other than authorized personnel, experts and consultants of each party or as required by law or regulation, without the written consent of the party owning the Confidential Information.

8. REPRESENTATIONS AND WARRANTIES. Each one of the parties represents and warrants that:

         (a) it is validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and has the power and lawful authority to own its assets and properties and to carry on its business as now conducted. Such party is duly licensed or qualified to do business and in good standing in each jurisdiction, except where the failure to be licensed or qualified would not, individually or in the aggregate, have a material adverse effect on its financial condition or its ability to perform its obligations hereunder.

         (b) each party has or will, throughout the life of this Agreement, obtain and maintain, in all material respects, all federal, state and municipal authorizations or permissions necessary for the performance and to comply, in all material respects, with all governmental regulations regarding their respective obligations under this Agreement. The parties will reasonably cooperate with each other in obtaining and maintaining all such authorizations or permissions and in complying with all such regulations.

         (c) this Agreement has been duly executed and delivered by such party and, assuming the due execution and delivery by the other parties hereto (which are not affiliates of such party), constitutes the valid and binding obligation of such party, enforceable in accordance with its terms, except as (i) such enforceability may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

         (d) the execution and delivery of this Agreement, the consummation of the transactions contemplated hereunder and the performance by such party of this Agreement in accordance with its terms and conditions will not conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both would constitute a default under, (i) the Certificate of Incorporation, By-laws or documents analogous to the foregoing documents of such party; (ii) any instrument, contract or other agreement to which such party is a party or by or to which it or its assets


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                  or properties are bound or subject; or (iii) any statute or any regulation, order, judgment or decree of any court or governmental or regulatory body, except conflicts, breaches or violations as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, materially impair such party's ability to perform its obligations under this Agreement or have a material adverse effect on the financial positions of such party; and

         (e) there are no actions, suits, proceedings or investigations pending or, to the knowledge of such party or the affiliates of such party, threatened against or affecting such party or the affiliates of such party or their respective properties, assets or businesses in any court or before or by any governmental department, board, agency or instrumentality or arbitrator which could, if adversely determined (or, in the case of an investigation could lead to any action, suit or proceeding, which if adversely determined) could reasonably be expected to materially impair such party's ability to perform its obligations under this Agreement or to have a material adverse effect on the financial positions of such party; and
                  (ii) such party or the affiliates of such party are not in default, under any applicable order, writ, injunction, decree, permit, determination or award of any court, any governmental department, board, agency or instrumentality or arbitrator which could reasonably be expected to materially impair such party's ability to perform its obligations under this Agreement.

         (f) That the materials (including Mastering Materials) and services (including Technical Services) the respective party supplies under this Agreement will be suitable and will incorporate all necessary rights necessary for distribution of the Channel as provided herein and in the License Agreement.

9.       INDEMNIFICATION

9.1 Pramer and CMI agree to indemnify and hold each other harmless from and against any and all direct losses, claims, damages, liabilities, joint or several (and all actions in respect thereof), caused by, related to or arising out of (i) a material breach by any such party of its obligations hereunder, (ii) any claim made under any covenant, warranty or representation by such party to any third part, (iii) any materials or services provided by the indemnifying party, or (iv) any such party's bad faith or willful misconduct related to or arising out of this Agreement and prior to any termination hereof, and promptly upon demand thereof to reimburse the other party or parties entitled to be indemnified as applicable, for all reasonable expenses (including all interest, penalties, legal and other costs and expenses together with any Tax thereon) incurred by the said other indemnified party or indemnified parties in connection with pending or threatened litigation which the other indemnified party or indemnified parties is/are a party. The foregoing agreement shall be in addition to any rights that any indemnified party may have at common law or otherwise. These indemnification and expense reimbursement provisions are in addition to any liability which any such party might have to the other party or parties.

9.2 THIRD PARTY CLAIMS. Neither party makes any warranty, express or implied, to any Person or entity other than the other party or its/their permitted successor(s) or assignee(s) hereunder concerning performance of the Technical Services or the materials provided by that party as provided and the extent stated in this Agreement.

9.3 EQUITABLE RELIEF. To the extent permitted under applicable law, Pramer and CMI shall have the right to seek injunctive relief, if necessary, in order to prevent any of the other parties from willfully breaching its obligations under this Agreement or to compel such the other party to perform its obligations under this Agreement.

10.      MISCELLANEOUS.


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10.1     ASSIGNMENT. This Agreement may not be assigned by any of the parties except with the other parties' prior written consent.

10.2 EXERCISE OF RIGHTS, WAIVER. The parties shall not by any act (except by a written instrument), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any of the parties, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof of the exercise of any other right, power or privilege. A waiver by a part of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which a party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

10.3 AMENDMENTS. This Agreement shall not be modified except by a writing signed by all parties hereto.

10.4 INDEPENDENT CONTRACTORS. The relationship of Pramer and CMI hereunder shall be that of independent contractors. Nothing herein shall be construed to constitute a partnership between or joint venture of Pramer and CMI nor shall either of them be deemed the agent of the other or have the right to bind the other in any way without the prior written consent of the other.

10.5 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any party relative to subject matter hereof not expressly set forth or referred to herein.

10.6 TRADEMARKS. CMI will authorize Pramer to use, to the fullest extent which may be necessary and permitted under CMI licenses with Hallmark Cards, Inc. or other third parties, any and all trademarks owned or licensed by CMI, and CMI created branding and intellectual property rights, which may be required for use in connection with the Technical Services, in accordance with standards provided by CMI.

10.7 CMI REPRESENTATIVES. CMI will appoint up to two representatives or employees (the "CMI Representatives") who will be available on Pramer premises for purposes of providing the necessary guidelines, consultation and approvals required from CMI.

10.8 GOVERNING LAW/SUBMISSION TO JURISDICTION. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable California principles of conflicts of law. Each of the Parties will irrevocably and unconditionally (i) submit itself in any legal action or proceeding relating to the Agreement to the exclusive jurisdiction or for recognition and enforcement of any judgment in respect thereof to the no-exclusive general jurisdiction, of the courts of the State of California and appellate courts from any thereof; (ii) consent that any such action or proceeding may be brought in such courts and waive any objection that it may now or thereafter have to the venue of any such actions or proceeding was brought in an inconvenient court and agree not to plead or claim the same; (iii) agree that service or process in any such action or proceeding will be in accordance with the laws of the State of California; and (iv) waive in connection with any such action any and all rights to a jury trial.

10.9 NOTICES. Any notice, consent, authorization, approval or other communication required to be given under this Agreement must be in writing and sent via facsimile with a copy by certified mail (return receipt requested) or courier addressed to the other party at its address indicated below (or at such other address as may hereafter be given by such party). Notice shall be effective upon receipt of the facsimile transmission or hand delivery.



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         CMI:
                6430 South Fiddlers Green Circle
                Suite 500
                Greenwood Village, CO 80111
                Attn: Chief Executive Officer
                CC: Legal Department
                Facsimile: 303-221-3779

         Pramer:
                Bonpland 1745
                Buenos Aires (1414) Argentina
                Attention: General Manager
                Fax: (5411) 4778-6584

10.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

10.11 SURVIVAL. All representations, warranties and indemnifications contained in this Agreement shall survive the signing, delivery and performance of this Agreement, any investigations made by or on behalf of any of the parties and the expiration of this Agreement.

10.12 HEADINGS. Section headings contained in this Agreement are inserted for convenience only and shall not in any way affect the interpretation of this Agreement.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE DULY EXECUTED AS OF THE DAY AND YEAR FIRST ABOVE WRITTEN.

PRAMER S.C.A.

By: /s/ CLAUDIO A. BEVILAPAPUA                  By: /s/ MARCELO BOMBAU
    --------------------------                      -------------------
    AUTHORIZED OFFICER                              AUTHORIZED OFFICER
    CLAUDIO A. BEVILAPAPUA                          MARCELO BOMBAU
    ABODERADO                                       ATTORNEY IN FACT

LATIN AMERICA MEDIA DISTRIBUTION S.C.A.

By: /s/ CLAUDIO A. BEVILAPAPUA
    --------------------------
    AUTHORIZED OFFICER

CROWN MEDIA INTERNATIONAL, LLC

By: /s/ RUSSELL GIVENS
    ------------------
    RUSSELL GIVENS
    PRESIDENT AND CEO

                                   EXHIBIT A
                                  SERVICE FEES


AMOUNTS IN US DOLLARS

MONTHLY BASIS STARTING ON MARCH 2003

OPERATING EXPENSES

- SECTION 2.1. (a)
- SECTION 2.1. (c)
- SECTION 2.1. (d)
- SECTION 2.1. (e)
- SECTION 2.1. (g)

                                     $21,300

TRANSPONDER AND OPERATION

- SECTION 2.3.

                                     $35,000


PROMOTIONS AND INTERSTITIALS

- SECTION 2.1. (f)

                                     $26,000


                        SUB-TOTAL                $82,300
                        --------------------------------

SUBTITLE (ENGLISH-PORTUGUESE)


- SECTION 2.1. (b)                       $2.3 PER MINUTE


                                       10